Exhibit 5.1

July 17, 2024

VSee Health, Inc.

980 N Federal Hwy #304

Boca Raton, Florida, 33432

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to VSee Health, Inc, a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus filed with the Registration Statement (the “Prospectus”) relating to the potential offer and resale from time to time of up to 2,310,545 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) by Dominion Capital LLC (“Dominion”) pursuant to (1) a securities purchase agreement dated October 5, 2022 (the “Original Bridge SPA”), (2) the loan conversion securities purchase agreements dated November 21, 2023 and as further amended and restated on February 13, 2024 (the “A&R Loan Conversion SPAs”), (3) the letter agreement dated November 21, 2023 to the Original Bridge SPA (the “Bridge Amendment”), and (4) a senior secured convertible promissory note issued by the Company to Dominion on June 24, 2024 with an aggregate principle value of $2,523,744.29 (the “Exchange Note” and together with the Original Bridge SPA, the A&R Loan Conversion SPAs and the Bridge Amendment, the “Transaction Documents”). Such Shares consist of (i) 173,913 shares of Common Stock issuable pursuant to the warrant issued to Dominion on October 5, 2022 pursuant to the Original Bridge SPA (the “Bridge Warrants Shares”); (ii) 30,000 shares of Common Stock issued to Dominion on October 5, 2022 pursuant to the Original Bridge SPA (the “October 2022 Commitment Shares”); (iii) 600,000 shares of Common Stock issued to Dominion on June 24, 2024 pursuant to the A&R Loan Conversion SPAs (the “Loan Conversion Shares”); (iv) up to 93,335 shares of Common Stock issuable upon conversion of an additional bridge notes issued to Dominion pursuant to the Bridge Amendment (the “Additional Bridge Note Shares”) and (v) up to 1,413,297 shares of Common Stock issuable upon conversion of the Exchange Note (the “Exchange Note Shares”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company and corporate records furnished to us by the Company, certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including without limitation (i) the Second Amended and Restated Certificate of Incorporation of the Company dated June 24, 2024, (ii) the Certificate of Designation of Series A Convertible Preferred Stock of the Company dated June 24, 2024, (iii) the Amended and Restated Bylaws of the Company as of June 24, 2024, (iv) the Transaction Documents, and (v) the Registration Statement.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us, (ii) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments, corporate records, certificates and other documents submitted to us, (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals, (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete, (v) the due authorization, execution and delivery of all agreements, instruments, certificates and other documents by all parties thereto (other than the Company), (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion set forth below are true and correct, and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein and have obtained from the officers of the Company certificates as to certain factual matters necessary for the purpose of this opinion and, insofar as this opinion is based on such matters of fact, we have relied solely on such certificates without independent investigation, and we have relied as to factual matters upon the representations, warranties and other statements made in the Transaction Documents, as applicable.

VSee Health, Inc.

July 17, 2024

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the October 2022 Commitment Shares and the Loan Conversion Shares have been issued by the Company in accordance with the terms of the respective Transaction Documents and are validly issued, fully paid and nonassessable; the Bridge Warrant Shares, the Additional Bridge Note Shares and the Exchange Note Shares, when issued by the Company in accordance with the terms of the respective Transaction Documents, will be validly issued, fully paid and nonassessable.

The opinion expressed in this opinion letter are limited to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the use of our name therein under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or the Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Securities Act.

The opinion included herein is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP
Manatt, Phelps & Phillips, LLP

695 Town Center Drive, 14th Floor, Costa Mesa, CA 92626 Telephone: 714.371.2500 Fax: 714.371.2550

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